Exhibit 10.8

LEFTERIS ACQUISITION CORPORATION
STRATEGIC SERVICES AGREEMENT

This Strategic Services Agreement (“Agreement”) is entered into by and between Lefteris Acquisition Corporation, a Delaware corporation (the “Company”), and Jon D. Isaacson (“Isaacson”) and each of the Company and Isaacson, a “Party”, and, collectively, the “Parties”).  This Agreement is entered into as of October 12, 2020 (the “Effective Date”).

WHEREAS, the Company desires to engage Isaacson and Isaacson desires to be engaged by the Company on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.          SERVICE. Beginning as of the Effective Date and until this Agreement is terminated as provided in Section 3, Isaacson agrees to serve as the Chief Financial Officer and the Chief Corporate Development Officer of the Company.  Isaacson’s service with the Company will be on the terms and subject to the conditions set forth in this Agreement.  Isaacson will report to the Chair of the Board of Directors of the Company (the “Board”) and will also be required to report to the Audit Committee of the Board on a regular basis.  During the period of his service, Isaacson will perform his duties faithfully and to the best of his ability and will devote the majority of his business time to the Company.  In addition, Isaacson will present any and all opportunities in the wealth/financial technology sectors to the Board before pursuing any such opportunities on his own behalf or on behalf of any other person and, during Isaacson’s service with the Company, will not perform services for any other special purpose acquisition company (“SPAC”) or with any private equity or similar fund or company in the wealth/financial technology sector.  Notwithstanding the foregoing, Isaacson will be permitted to continue his personal investing in PSL Capital Partners LLC and Charm LLC, as well as pursue fundraising activities for Cardinal Blue Capital, in any case, provided that such activities to not relate to the wealth/financial technology sector.

2.          COMPENSATION; BENEFITS.  During the period of his service, Isaacson’s annual base rate of compensation will be $350,000 per annum, payable on a semi-monthly or monthly basis, in the discretion of the Company (with the first payment of base compensation following the Effective Date to include all amounts of base compensation that would have been paid during the period beginning on August 16, 2020 and ending on the Effective Date).  In addition, the Company will reimburse Isaacson for reasonable travel and other business expenses incurred by him in connection with the performance of his services hereunder.  Isaacson will not be entitled to any other compensation for his services to the Company, and will not be entitled to participate in any benefit plans, programs, policies or other arrangements of the Company.

3.          TERMINATION AND NOTICE OF TERMINATION.  Isaacson’s service may be terminated by Isaacson by giving thirty (30) days’ advance written notice to the Company, and may be terminated by the Company for “Cause” immediately upon written notice to Isaacson.  Upon a termination of Isaacson’s service by Isaacson, he agrees to provide appropriate transition services to the Company during such thirty (30)-day notice period.  Unless otherwise agreed to among the Parties in writing, Isaacson’s service will automatically terminate effective as of immediately prior to the consummation of a de-SPAC transaction, without the requirement to provide notice.  Upon termination, the Company shall pay or provide to Isaacson (or to Isaacson’s authorized representative or estate, in the event of his death or disability) any earned but unpaid base compensation and expense reimbursements subject to the terms of Section 2 of this Agreement.  The Company shall have no obligation to provide Isaacson with any other compensation or benefits.  For purposes of this Agreement, “Cause” means (i) a failure of Isaacson to substantially perform his duties (other than as a result of physical or mental illness or injury) or to comply with any lawful directive or order of the Board; (ii) Isaacson’s willful misconduct or gross negligence in the performance of his duties; (iii) the commission by Isaacson of any felony or other serious crime involving moral turpitude; (iv) a material breach by Isaacson of his obligations under any agreement (including this Agreement) entered into between Isaacson and the Company; or (v) a material breach by Isaacson of the Company’s written policies or procedures (including those related to sexual harassment, sexual misconduct or sex-based discrimination).

4.          MISCELLANEOUS.

4.1.          Integration. This Agreement constitutes the entire agreement between the Parties with respect to the terms and conditions of Isaacson’s service to the Company.  This Agreement supersedes and terminates all prior agreements between the Parties concerning such subject matter.

4.2.          Taxes; No Withholding. Isaacson shall be solely responsible for satisfying and paying all taxes arising from or due in connection with his service to the Company, including the amounts payable under this Agreement.  The Company will have no liability or obligation related to the foregoing and will not withhold on any amounts payable to Isaacson.

4.3.          Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of Isaacson’s service to the extent necessary to effectuate the terms contained herein.

4.4.          Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving Party. The failure of any Party to require the performance of any term or obligation of this Agreement, or the waiver by any Party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

4.5.          Amendment. This Agreement may be amended or modified only by a written instrument signed by Isaacson and by a duly authorized officer of the Company.

4.6.          Governing Law. This Agreement shall be construed under and be governed in all respects by the laws of the State of New York, without giving effect to the conflict of laws principles of such State.

4.7.          Counterparts. This Agreement may be executed in any number of counterparts (including by electronically delivered .pdf files or telecopies of manually signed signature pages), each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

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Each Party is signing this Agreement on the date opposite its, his or her signature.

LEFTERIS ACQUISITION CORPORATION

/s/ Mark Casady
By: Mark Casady
Title: Executive Chairman

Date:	10/10/20

JON D. ISAACSON

/s/ Jon D. Isaacson

Date:	10/10/20